Red Oak Partners, LLC

TRANSACTIONS WITH RESPECT TO THE COMPANY'S COMMON STOCK

Trade Date	Fund Name	Txn Type	Quantity	Price Per Share
1/25/2013	The Pinnacle Fund, LLP	Bought	3,854	1.812
1/25/2013	The Red Oak Fund, L.P.	Bought	5,546	1.812
1/28/2013	The Pinnacle Fund, LLP	Bought	4,387	1.800
1/28/2013	The Red Oak Fund, L.P.	Bought	6,313	1.800
1/29/2013	The Pinnacle Fund, LLP	Bought	8,159	1.844
1/29/2013	The Red Oak Fund, L.P.	Bought	11,741	1.844
1/30/2013	The Pinnacle Fund, LLP	Bought	9,922	1.840
1/30/2013	The Red Oak Fund, L.P.	Bought	14,278	1.840
2/27/2013	The Pinnacle Fund, LLP	Bought	2,350	2.102
2/27/2013	The Red Oak Fund, L.P.	Bought	10,150	2.102
3/7/2013	The Pinnacle Fund, LLP	Bought	6,618	2.291
3/7/2013	The Red Oak Fund, L.P.	Bought	28,582	2.291